Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement dated August 26, 2011 to the Prospectus,
the Prospectus Supplement and the Product Supplement, each dated June 22, 2011
US$4,417,000
Senior Medium-Term Notes, Series B
Reverse Exchangeable Notes
Each Linked to a Single Reference Stock Issuer

•
This pricing supplement relates to twenty one separate note offerings. Each issue of the notes is linked to one, and only one, Reference Stock. You may participate in any of the twenty one offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of some or all of the Reference Stocks described below.

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common equity securities of the applicable Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of any of the Reference Stocks.

•
Each issue of the offered notes will pay interest monthly at the fixed per annum rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Stock Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price below the applicable Trigger Price during the Monitoring Period, as described below.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the applicable Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

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RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	Term (in months)	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0336	Akamai Technologies, Inc.	AKAM	$71,000	12.00%	$20.64	$14.45	3	06366QTW7	100%	1.75% US$1,242.50	98.25% US$69,757.50
0337	AMR Corporation	AMR	$81,000	22.50%	$3.26	$2.28	3	06366QTX5	100%	1.75% US$1,417.50	98.25% US$79,582.50
0338	Delta Air Lines, Inc.	DAL	$820,000	26.75%	$7.12	$4.98	3	06366QTY3	100%	1.75% US$14,350.00	98.25% US$805,650
0339	Green Mountain Coffee Roasters, Inc.	GMCR	$443,000	19.00%	$97.91	$68.54	3	06366QTZ0	100%	1.75% US$7,752.50	98.25% US$435,247.50
0340	Micron Technology, Inc.	MU	$169,000	22.50%	$5.66	$3.96	3	06366QUA3	100%	1.75% US$2,957.50	98.25% US$166,042.50
0341	SUPERVALU Inc.	SVU	$182,000	23.00%	$7.00	$4.90	3	06366QUB1	100%	1.75% US$3,185	98.25% US$178,815
0342	Ford Motor Company	F	$113,000	10.75%	$10.40	$7.80	3	06366QUC9	100%	1.75% US$1,977.50	98.25% US$111,022.50
0344	JPMorgan Chase & Co	JPM	$583,000	11.00%	$36.21	$27.16	3	06366QUE5	100%	1.75% US$10,202.50	98.25% US$572,797.50
0345	Salesforce.com, Inc.	CRM	$50,000	14.00%	$117.50	$94.00	3	06366QUF2	100%	1.75% US$875	98.25% US$49,125
0346	Citrix Systems, Inc.	CTXS	$51,000	15.50%	$55.21	$44.17	3	06366QUG0	100%	1.75% US$892.50	98.25% US$50,107.50

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on August 31, 2011.

BMO CAPITAL MARKETS

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RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	Term (in months)	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

0347	The Goldman Sachs Group, Inc.	GS	$75,000	13.25%	$111.75	$89.40	3	06366QUH8	100%	1.75% US$1,312.50	98.25% US$73,687.50
0348	MercadoLibre, Inc.	MELI	$458,000	17.00%	$64.91	$51.93	3	06366QUJ4	100%	1.75% US$8,015	98.25% US$449,985
0349	Transocean Ltd.	RIG	$283,000	16.00%	$53.12	$42.50	3	06366QUK1	100%	1.75% US$4,952.50	98.25% US$278,047.50
0350	Sears Holdings Corporation	SHLD	$10,000	19.00%	$55.67	$44.54	3	06366QUL9	100%	1.75% US$175	98.25% US$9,825
0351	Akamai Technologies, Inc.	AKAM	$20,000	15.50%	$20.64	$14.45	6	06366QUM7	100%	2.00% US$400	98.00% US$19,600
0353	SUPERVALU Inc.	SVU	$26,000	24.50%	$7.00	$4.90	6	06366QUP0	100%	2.00% US$520	98.00% US$25,480
0354	Ford Motor Company	F	$20,000	12.00%	$10.40	$7.80	6	06366QUQ8	100%	2.00% US$400	98.00% US$19,600
0355	United States Steel Corporation	X	$35,000	18.00%	$27.55	$20.66	6	06366QUR6	100%	2.00% US$700	98.00% US$34,300
0360	Morgan Stanley	MS	$427,000	23.32%	$16.61	$9.97	3	06366QVU8	100%	2.00% US$8,540	98.00% US$418,460
0361	Financial Select Sector SPDR Fund	XLF	$250,000	12.00%	$12.77	$7.66	6	06366QVV6	100%	0.00% US$0.00	100.00% US$250,000
0362	Intel Corporation	INTC	$250,000	12.00%	$19.77	$14.43	6	06366QVW4	100%	0.00% US$0.00	100.00% US$250,000

Key Terms of all the Notes:
Payment at Maturity:	The payment at maturity for each of the notes is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the applicable Final Stock Price is less than the applicable Initial Stock Price; and

(2)
on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined to a price that is less than the applicable Trigger Price.  (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	August 26, 2011

Settlement Date:	August 31, 2011

Interest Payment Dates:
Interest on the notes will be paid in equal monthly installments on the last business day of each month beginning on September 30, 2011, to and including the applicable maturity date (subject to postponement as described in the product supplement).

Monitoring Period:	The period from the pricing date to and including the Valuation Date.

Physical Delivery Amount:
The number of shares of the applicable Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.

Cash Delivery Amount:
For each Reference Stock, the amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price of that Reference Stock, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the applicable Reference Stock on the pricing date, as indicated on the cover page.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Stock Price:	The closing price of the applicable Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

Key Dates of 3 Month RevEx:		Key Dates of 6 Month RevEx:
Valuation Date:	November 25, 2011	Valuation Date:	February 24, 2012

Maturity Date:	November 30, 2011	Maturity Date:	February 29, 2012

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to twenty one separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (and not to a basket that includes any other Reference Stock). You may participate in any of the note offerings or, at your election, in two or more of the offerings.

You should read this pricing supplement together with the product supplement, the prospectus supplement and the prospectus, each dated June 22, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002106/f622111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 22, 2011.

•
Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Stock Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price to a closing price that is less than the applicable Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the applicable Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

•
Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the applicable Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuers, including extending loans to, or making equity investments in, the Reference Stock Issuers, or providing advisory services to them.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold shares of the Reference Stocks.  As a potential purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will have no ownership rights in the applicable Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•
No affiliation with the Reference Stock Issuers. — We are not affiliated with the Reference Stock Issuers.  You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading in the Reference Stocks. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Additional Risk Considerations Relating to Financial Select Sector SPDR Fund (RevEx 361; XLF)

•
Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with Standard & Poor’s Financial Services LLC (“S&P”). The Financial Select Sector Index, which is the underlying index of the Reference Stock (the “Underlying Index”), is a Select Sector Index (see “The Reference Stocks –RevEx 361,” starting on P-24 of this pricing supplement). Stocks included in each Select Sector Index, including the Underlying Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the index compilation agent, (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of the company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the Index Compilation Agent. The Index Compilation Agent will compile the Select Sector Indices without regard to the notes.  The Index Compilation Agent has no obligation to take the interests of the holders of the notes into consideration in compiling the Select Sector Indices, including when compiling the Index.

•
S&P may cause an adjustment to the S&P 500® Index in a way that affects its level, and has no obligation to consider your interests.  S&P is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the Index are selected. S&P can add, delete, or substitute the stocks included in the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index and therefore the composition and level of the Underlying Index. Changing the companies included in the Underlying Index may affect the level of the Underlying Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index, any of which could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index.

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NYSE Euronext may discontinue the calculation or dissemination of the Underlying Index or adjust the methodology for calculating the Underlying Index in a way that affects its level, and NYSE Euronext has no obligation to consider your interests.  NYSE Euronext is responsible for calculating and disseminating the Underlying Index. NYSE Euronext may make methodological changes that could change the level of the Underlying Index. Additionally, NYSE Euronext may discontinue or suspend calculation or dissemination of the Underlying Index, which could adversely affect the value of the notes. NYSE Euronext has no obligation to consider your interests in taking any of the foregoing actions.

•
The stocks included in the Underlying Index are concentrated in one sector.  All of the stocks included in the Underlying Index are issued by companies in the financial sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Underlying Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The Underlying Index is linked to the performance of the financial services sector, and adverse conditions in the financial sector may reduce your return on the notes.  All or substantially all of the equity securities included in the Underlying Index are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to real estate and loans secured by real estate, could have a major effect on the value of many of the stocks included in the Underlying Index.  As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

•
The current financial crisis has adversely impacted the stock prices of many companies in the financial services sector, and may continue to do so during the term of the notes. The ongoing financial crisis in the United States has resulted, and may continue to result, in significant losses among companies that operate in the financial services sector. These recent events in the financial sector and deterioration in the credit markets generally have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability and ongoing viability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Underlying Index. As a result, the level of the Underlying Index may be adversely affected by ongoing economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector.

The Reference Stocks

RevEx 336-360 & 362

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock Issuer under the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the applicable Reference Stock, and whether its closing price was below the applicable Trigger Price on any trading day during the applicable Monitoring Period.

Akamai Technologies, Inc.

Akamai Technologies, Inc. provides services for accelerating and improving the delivery of content and applications over the internet, ranging from live and on-demand streaming video capabilities to conventional content on websites, to tools that help people transact business and reach out to new and existing customers. Its common stock is traded on the Nasdaq Global Select Market under the symbol “AKAM.”

Historical Information of the Common Stock of Akamai Technologies, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	35.16	25.88
	Second Quarter	40.38	29.60
	Third Quarter	35.48	14.88
	Fourth Quarter	17.12	9.29

2009	First Quarter	20.35	12.43
	Second Quarter	23.32	18.86
	Third Quarter	21.25	16.42
	Fourth Quarter	25.89	18.65

2010	First Quarter	32.08	24.70
	Second Quarter	45.72	31.41
	Third Quarter	52.70	37.20
	Fourth Quarter	54.14	44.18

2011	First Quarter	52.24	34.96
	Second Quarter	40.98	28.99
	Third Quarter (through the pricing date)	31.66	19.97

AMR Corporation

AMR Corporation operates an airline that provides scheduled passenger, freight, and mail service throughout North America, the Caribbean, Latin America, Europe, and the Pacific. The company also provides connecting service throughout the United States, Canada, and the Caribbean. In addition, the company provides aviation services, call center management services, and investment advisory services. Its common stock is traded on the New York Stock Exchange under the symbol “AMR.”

Historical Information of the Common Stock of AMR Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	16.18	8.38
	Second Quarter	10.32	5.12
	Third Quarter	13.00	4.41
	Fourth Quarter	11.97	6.45

2009	First Quarter	12.29	2.54
	Second Quarter	6.22	3.37
	Third Quarter	9.03	3.98
	Fourth Quarter	8.14	5.19

2010	First Quarter	10.16	6.92
	Second Quarter	9.10	6.53
	Third Quarter	7.44	5.99
	Fourth Quarter	8.87	5.96

2011	First Quarter	8.85	6.14
	Second Quarter	6.73	5.40
	Third Quarter (through the pricing date)	5.52	3.26

Delta Air Lines, Inc.

Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally. Its common stock is traded on the New York Stock Exchange under the symbol “DAL.”

Historical Information of the Common Stock of Delta Air Lines, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	18.53	8.35
	Second Quarter	10.48	5.00
	Third Quarter	9.94	4.64
	Fourth Quarter	11.52	5.64

2009	First Quarter	12.38	3.93
	Second Quarter	8.11	5.40
	Third Quarter	9.65	5.68
	Fourth Quarter	11.81	6.95

2010	First Quarter	14.65	11.22
	Second Quarter	14.93	11.31
	Third Quarter	12.61	9.96
	Fourth Quarter	14.33	11.24

2011	First Quarter	13.00	9.79
	Second Quarter	11.51	9.00
	Third Quarter (through the pricing date)	9.41	6.62

Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. is a specialty coffee and coffee maker business. The company provides Keurig single-cup brewing systems which includes Keurig single-cup brewer, K-Cup portion packs used by the system, as well as related accessories. The company manages operations through two business segments, the specialty coffee business unit and the Keurig business unit..  Its common stock trades on the Nasdaq Global Select Market under the symbol “GMCR.”

Historical Information of the Common Stock of Green Mountain Coffee Roasters, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	9.25	5.61
	Second Quarter	9.80	7.06
	Third Quarter	8.94	7.22
	Fourth Quarter	9.05	5.41

2009	First Quarter	10.88	7.38
	Second Quarter	20.86	10.37
	Third Quarter	24.61	18.54
	Fourth Quarter	27.16	19.98

2010	First Quarter	32.54	26.64
	Second Quarter	32.55	22.53
	Third Quarter	37.55	25.82
	Fourth Quarter	37.72	26.87

2011	First Quarter	64.61	32.96
	Second Quarter	89.26	64.00
	Third Quarter (through the pricing date)	110.96	84.08

Micron Technology, Inc.

Micron Technology, Inc., through its subsidiaries, manufactures and markets dynamic random access memory chips, static random access memory chips fash memory, other semiconductor components, and memory modules. Its common stock is traded on the Nasdaq Global Select Market under the symbol “MU.”

Historical Information of the Common Stock of Micron Technology, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	7.86	5.46
	Second Quarter	8.84	6.00
	Third Quarter	5.91	3.90
	Fourth Quarter	4.98	1.69

2009	First Quarter	4.32	2.58
	Second Quarter	5.86	4.18
	Third Quarter	8.63	4.70
	Fourth Quarter	10.64	6.58

2010	First Quarter	11.22	8.44
	Second Quarter	11.30	8.38
	Third Quarter	8.89	6.46
	Fourth Quarter	8.66	6.93

2011	First Quarter	11.80	8.28
	Second Quarter	11.80	7.21
	Third Quarter (through the pricing date)	8.09	5.25

SUPERVALU Inc.

SUPERVALU Inc. operates a chain of supermarkets and pharmacies primarily in the United States. The company also provides supply chain services, which includes wholesale distribution and related logistics support services. Its common stock is traded on the New York Stock Exchange under the symbol “SVU.”

Historical Information of the Common Stock of SUPERVALU Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	34.56	26.25
	Second Quarter	35.62	29.05
	Third Quarter	32.67	21.57
	Fourth Quarter	21.89	9.02

2009	First Quarter	20.00	13.84
	Second Quarter	17.67	12.95
	Third Quarter	16.32	12.35
	Fourth Quarter	17.20	12.48

2010	First Quarter	17.47	12.74
	Second Quarter	17.16	10.84
	Third Quarter	11.90	9.72
	Fourth Quarter	12.40	8.33

2011	First Quarter	9.61	7.23
	Second Quarter	11.38	8.48
	Third Quarter (through the pricing date)	9.67	6.57

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Its common stock is traded on the New York Stock Exchange under the symbol “F.”

Historical Information of the Common Stock of Ford Motor Company.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	6.85	5.11
	Second Quarter	8.48	4.81
	Third Quarter	6.03	4.17
	Fourth Quarter	4.55	1.26

2009	First Quarter	2.94	1.58
	Second Quarter	6.41	2.74
	Third Quarter	8.44	5.35
	Fourth Quarter	10.20	6.84

2010	First Quarter	14.10	10.28
	Second Quarter	14.46	9.88
	Third Quarter	13.16	10.16
	Fourth Quarter	17.00	12.26

2011	First Quarter	18.79	14.01
	Second Quarter	15.79	12.77
	Third Quarter (through the pricing date)	14.12	9.93

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Its common stock is traded on the New York Stock Exchange under the symbol “JPM.”

Historical Information of the Common Stock of JPMorgan Chase & Co.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	48.25	36.48
	Second Quarter	49.25	34.31
	Third Quarter	48.24	31.02
	Fourth Quarter	49.85	22.72

2009	First Quarter	31.35	15.90
	Second Quarter	38.94	27.25
	Third Quarter	46.47	32.27
	Fourth Quarter	47.16	40.27

2010	First Quarter	45.02	37.70
	Second Quarter	47.81	36.61
	Third Quarter	41.64	35.63
	Fourth Quarter	42.67	36.96

2011	First Quarter	48.00	43.40
	Second Quarter	47.64	39.49
	Third Quarter (through the pricing date)	42.29	33.41

Salesforce.com, Inc.

Salesforce.com, Inc. provides software on demand. The company supplies a customer relationship management service to businesses worldwide providing a technology platform for customers and developers to build and run business applications. Clients use the company to manage their customer, sales and operational data. Its common stock is traded on the New York Stock Exchange under the symbol “CRM.”

Historical Information of the Common Stock of Salesforce.com, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	61.66	47.88
	Second Quarter	74.43	59.35
	Third Quarter	70.74	44.76
	Fourth Quarter	46.41	21.96

2009	First Quarter	37.03	25.77
	Second Quarter	44.90	32.69
	Third Quarter	58.54	35.57
	Fourth Quarter	74.64	54.51

2010	First Quarter	77.51	62.08
	Second Quarter	97.10	75.54
	Third Quarter	123.14	87.07
	Fourth Quarter	150.58	99.91

2011	First Quarter	146.47	120.01
	Second Quarter	153.56	128.96
	Third Quarter (through the pricing date)	159.32	110.86

Citrix Systems, Inc.

Citrix Systems, Inc. designs, develops, and markets technology solutions that allow applications to be delivered, supported, and shared on-demand. The company develops and markets comprehensive solutions across all dimensions of application, server and desktop virtualization as well as application and network optimization. Its common stock is traded on the Nasdaq Global Select Market under the symbol “CTXS.”

Historical Information of the Common Stock of Citrix Systems, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	38.47	29.33
	Second Quarter	36.19	29.41
	Third Quarter	32.01	23.60
	Fourth Quarter	27.11	19.54

2009	First Quarter	24.36	20.09
	Second Quarter	34.10	23.47
	Third Quarter	39.23	30.26
	Fourth Quarter	42.74	36.76

2010	First Quarter	49.00	41.15
	Second Quarter	49.83	41.92
	Third Quarter	71.06	42.11
	Fourth Quarter	70.88	55.69

2011	First Quarter	73.46	61.95
	Second Quarter	87.62	72.59
	Third Quarter (through the pricing date)	82.98	50.31

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. Its common stock is traded on the New York Stock Exchange under the symbol “GS.”

Historical Information of the Common Stock of The Goldman Sachs Group, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	207.78	151.02
	Second Quarter	200.27	162.40
	Third Quarter	188.04	108.00
	Fourth Quarter	134.50	52.00

2009	First Quarter	112.95	59.20
	Second Quarter	149.47	110.29
	Third Quarter	185.52	138.55
	Fourth Quarter	192.28	160.93

2010	First Quarter	177.90	148.72
	Second Quarter	184.92	131.27
	Third Quarter	156.41	131.08
	Fourth Quarter	171.07	146.57

2011	First Quarter	175.00	154.38
	Second Quarter	162.40	129.26
	Third Quarter (through the pricing date)	137.60	106.51

MercadoLibre, Inc.

MercadoLibre, Inc. operates an online trading site for the Latin American markets. The company's website allows businesses and individuals to list items and conduct sales and purchases online in either a fixed-price or auction format. The company offers classified advertisements for motor vehicles, vessels, aircraft, real estate and services, and offers online payment services. Its common stock is traded on the Nasdaq Global Select Market under the symbol “MELI.”

Historical Information of the Common Stock of MercadoLibre, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	70.10	31.72
	Second Quarter	56.05	34.49
	Third Quarter	36.98	20.10
	Fourth Quarter	21.58	8.28

2009	First Quarter	19.61	12.47
	Second Quarter	28.94	18.53
	Third Quarter	38.93	23.22
	Fourth Quarter	54.45	35.60

2010	First Quarter	51.88	36.37
	Second Quarter	60.75	44.79
	Third Quarter	75.14	52.13
	Fourth Quarter	72.48	58.00

2011	First Quarter	81.63	64.97
	Second Quarter	92.20	74.33
	Third Quarter (through the pricing date)	85.06	58.31

Transocean Ltd.

Transocean Ltd. is an offshore drilling contractor. The company owns or operates mobile offshore drilling units, inland drilling barges, and other assets utilized in the support of offshore drilling activities worldwide. The company specializes in technically demanding segments of the offshore drilling business, including deepwater and harsh environment drilling services. Its registered shares trade on the New York Stock Exchange under the symbol “RIG.”

Historical Information of the Registered Shares of Transocean Ltd.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	145.95	121.14
	Second Quarter	161.40	136.50
	Third Quarter	152.17	107.26
	Fourth Quarter	106.10	42.24

2009	First Quarter	64.87	46.39
	Second Quarter	84.65	59.32
	Third Quarter	87.11	67.31
	Fourth Quarter	92.75	79.15

2010	First Quarter	93.02	79.24
	Second Quarter	92.03	42.58
	Third Quarter	65.13	45.26
	Fourth Quarter	72.80	61.91

2011	First Quarter	85.47	69.44
	Second Quarter	80.99	59.81
	Third Quarter (through the pricing date)	65.05	49.24

Sears Holdings Corporation

Sears Holdings Corporation is a broadline retailer with full-line and specialty retail stores in the United States and Canada. The company retails home appliances, as well as tools, lawn and garden products, home electronics, and other products. The company also provides automotive repair and maintenance. Its common stock is traded on the Nasdaq Global Select Market under the symbol “SHLD.”

Historical Information of the Common Stock of Sears Holdings Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	111.59	86.02
	Second Quarter	109.47	73.64
	Third Quarter	103.00	70.45
	Fourth Quarter	89.04	28.50

2009	First Quarter	49.98	34.85
	Second Quarter	70.15	48.05
	Third Quarter	78.37	57.35
	Fourth Quarter	85.44	62.59

2010	First Quarter	109.74	83.42
	Second Quarter	123.90	64.65
	Third Quarter	75.13	60.14
	Fourth Quarter	76.32	63.70

2011	First Quarter	93.03	70.18
	Second Quarter	87.26	66.45
	Third Quarter (through the pricing date)	76.10	52.23

United States Steel Corporation

United States Steel Corporation is an integrated steel producer flat-rolled and tubular products with production operations in North America and Europe. The company uses iron ore and coke as primary raw materials for steel production. Its common stock is traded on the New York Stock Exchange under the symbol “X.”

Historical Information of the Common Stock of United States Steel Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	126.87	95.82
	Second Quarter	191.96	132.65
	Third Quarter	175.35	72.33
	Fourth Quarter	70.95	20.97

2009	First Quarter	40.14	16.88
	Second Quarter	41.83	22.62
	Third Quarter	50.24	30.50
	Fourth Quarter	56.86	34.48

2010	First Quarter	65.44	44.07
	Second Quarter	69.71	38.55
	Third Quarter	49.59	37.66
	Fourth Quarter	59.02	40.25

2011	First Quarter	63.64	52.33
	Second Quarter	54.64	41.07
	Third Quarter (through the pricing date)	46.91	25.58

Morgan Stanley

Morgan Stanley, a bank holding company, provides diversified financial services on a worldwide basis. The company operates a global securities business which serves individual and institutional investors and investment banking clients. The company also operates a global asset management business. Its common stock is traded on the New York Stock Exchange under the symbol “MS.”

Historical Information of the Common Stock of Morgan Stanley.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	51.70	36.38
	Second Quarter	50.65	36.07
	Third Quarter	45.39	20.99
	Fourth Quarter	24.42	9.20

2009	First Quarter	25.91	13.10
	Second Quarter	31.39	21.08
	Third Quarter	32.98	25.50
	Fourth Quarter	35.74	29.12

2010	First Quarter	32.92	26.60
	Second Quarter	31.94	23.21
	Third Quarter	27.87	22.83
	Fourth Quarter	27.66	24.19

2011	First Quarter	30.99	27.11
	Second Quarter	27.76	21.93
	Third Quarter (through the pricing date)	24.20	15.67

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company's major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. Its common stock is traded on the under the symbol “INTC.”

Historical Information of the Common Stock of Intel Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	25.35	18.63
	Second Quarter	25.00	20.69
	Third Quarter	24.52	17.27
	Fourth Quarter	18.52	12.23

2009	First Quarter	15.82	12.08
	Second Quarter	16.66	15.00
	Third Quarter	20.32	15.94
	Fourth Quarter	20.83	18.50

2010	First Quarter	22.67	19.02
	Second Quarter	24.22	19.45
	Third Quarter	21.78	17.67
	Fourth Quarter	21.91	18.87

2011	First Quarter	22.14	19.81
	Second Quarter	23.88	19.49
	Third Quarter (through the pricing date)	23.23	19.19

RevEx 361

We have derived all information contained in this pricing supplement regarding the Reference Stock, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We are not affiliated with the Reference Stock and the Reference Stock will have no obligations with respect to the notes. This pricing supplement relates only to the Notes and does not relate to the shares of the Reference Stock or securities in the Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Reference Stock in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Reference Stock have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock could affect the value of the shares of the Reference Stock on the Valuation Date and therefore could affect the Payment at Maturity.

Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc., which we refer to as SSFM.

Financial Select Sector SPDR Fund

General

The Financial Select Sector SPDR is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the Underlying Index, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The Reference Stock trades on the NYSE Arca under the ticker symbol “XLF.” The Reference Stock seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Reference Stock typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stock’s shareholders as “ordinary income.” In addition, the Reference Stock realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the Reference Stock or any equivalent payments.

Information provided to or filed with the SEC by the Reference Stock under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Underlying Index measures the performance of the financial sector of the U.S. equity market. The Reference Stock is composed of a wide range of financial service firms with diversified ranging from investment management to commercial and investment banking.

The Reference Stock utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Reference Stock will invest in all of the securities which comprise the Underlying Index. The Reference Stock will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

The Underlying Index

The disclosures contained in this pricing supplement regarding the Underlying Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. Such information reflects the policies of, and is subject to change by the Index Compilation Agent or NYSE Euronext.

The Underlying Index is a modified market capitalization-based index. The Underlying Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of August 26, 2011, includes the shares of common stock of 83 companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts, thrift & mortgage finance, consumer finance, and real estate management and development.

The Select Sector Indices

All disclosures contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information.  This information reflects the policies of, and is subject to change by, S&P, NYSE Euronext, and Index Compilation Agent.  Neither we nor BMO Capital Markets Corp. accept any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Underlying Index or any successor to the Underlying Index.

The Underlying Index is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the S&P 500® Index.  Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the ten Select Sector Indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.  The ten Select Sector Indices seek to represent the S&P 500® Index sectors.

The stocks included in each Select Sector Index are selected by Index Compilation Agent, in consultation with Standard & Poor’s (“S&P”), from the universe of companies represented by the S&P 500® Index. The NYSE Euronext acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•
The ten Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
Each Select Sector Index is calculated by NYSE Euronext using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Index Compilation Agent may at any time determine that a SPDR Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Index Compilation Agent notifies NYSE Euronext that a SPDR Component Stock’s Select Sector Index assignment should be changed, NYSE Euronext will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Information of the Financial Select Sector SPDR Fund ETF.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)

2008	First Quarter	29.68	23.45
	Second Quarter	27.71	20.26
	Third Quarter	22.68	17.17
	Fourth Quarter	20.67	9.39

2009	First Quarter	12.66	6.18
	Second Quarter	13.02	9.06
	Third Quarter	15.34	11.10
	Fourth Quarter	15.73	14.01

2010	First Quarter	16.02	13.66
	Second Quarter	17.05	13.81
	Third Quarter	15.08	13.44
	Fourth Quarter	16.01	14.35

2011	First Quarter	17.18	15.90
	Second Quarter	16.69	14.73
	Third Quarter (through the pricing date)	15.66	11.98

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in a Note.

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in a note, based on a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $75.00 (75% of the hypothetical Initial Stock Price), and a range of hypothetical Final Stock Prices and assuming that the closing price of the Reference Stock declines in the manner set forth in the column below, “Hypothetical Lowest Closing Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Lowest Closing Price during the Monitoring Period	Hypothetical Lowest Closing Price during the Monitoring Period Expressed as a Percentage of the Initial Stock Price	Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$70.00	70%	$110.00	110%	$1,000.00	$1,000.00
$70.00	70%	$90.00	90%	10 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$100.00	100%	$100.00	100%	$1,000.00	$1,000.00
$80.00	80%	$60.00	60%	10 shares of the Reference Stock or the Cash Delivery Amount	$600.00
$75.00	75%	$75.00	75%	$1,000.00	$1,000.00
$50.00	50%	$50.00	50%	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	$25.00	25%	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	$0.00	0%	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

*
Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash. Regardless of the performance of the applicable Reference Stock, or of the payment that you receive at maturity, you will receive the applicable interest payments on the notes.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $70.00, which is less than the Trigger Price, but the Final Stock Price is $110.00. Because the Final Stock Price of $110.00 is greater than the Initial Stock Price of $100.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Reference Stock closed at a price less than the Trigger Price during the Monitoring Period.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $70.00, which is less than the Trigger Price, and the Final Stock Price is $90.00, which is less than the Initial Stock Price. Because the Final Stock Price of $90.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock declined to a closing price that is less than the Trigger Price of $75.00 on at least one trading day during the Monitoring Period, you will receive at maturity the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Because the Final Stock Price of the Reference Stock is $90.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $900.00 per $1,000 in principal amount of the notes.

Example 3: The closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any trading day during the Monitoring Period prior to the Valuation Date.  However, the closing price of the Reference Stock on the Valuation Date is $60.00, which is less than the Trigger Price.  Because the Final Stock Price of $60.00 is less than the Initial Stock Price of $100.00 and the Final Stock Price has declined to a closing price that is less than the Trigger Price of $75.00, you will receive the Physical Delivery Amount (or, at our election, the Cash Delivery Amount) at maturity. Because the Final Stock Price of the Reference Stock is $60.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $600.00 per $1,000 in principal amount of the notes.

Example 4: The Final Stock Price of $75.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any day during the Monitoring Period.  Because the closing price of the Reference Stock has not declined to a closing price that is less than the Trigger Price of $75.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Final Stock Price of $75.00 is less than the Initial Stock Price of $100.00.

Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the applicable interest payments over the term of the notes.

Certain U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the Notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.
RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0336	Akamai Technologies, Inc.	12.00%	0.32%	11.68%
0337	AMR Corporation	22.50%	0.32%	22.18%
0338	Delta Air Lines, Inc.	26.75%	0.32%	26.43%
0339	Green Mountain Coffee Roasters, Inc.	19.00%	0.32%	18.68%
0340	Micron Technology, Inc.	22.50%	0.32%	22.18%
0341	SUPERVALU Inc.	23.00%	0.32%	22.68%
0342	Ford Motor Company	10.75%	0.32%	10.43%
0344	JPMorgan Chase & Co	11.00%	0.32%	10.68%
0345	Salesforce.com, Inc.	14.00%	0.32%	13.68%
0346	Citrix Systems, Inc.	15.50%	0.32%	15.18%
0347	The Goldman Sachs Group, Inc.	13.25%	0.32%	12.93%
0348	MercadoLibre, Inc.	17.00%	0.32%	16.68%
0349	Transocean Ltd.	16.00%	0.32%	15.68%
0350	Sears Holdings Corporation	19.00%	0.32%	18.68%
0351	Akamai Technologies, Inc.	15.50%	0.48%	15.02%
0353	SUPERVALU Inc.	24.50%	0.48%	24.02%
0354	Ford Motor Company	12.00%	0.48%	11.52%
0355	United States Steel Corporation	18.00%	0.48%	17.52%
0360	Morgan Stanley	23.32%	0.32%	23.00%
0361	Financial Select Sector SPDR Fund	12.00%	0.48%	11.52%
0362	Intel Corporation	12.00%	0.48%	11.52%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated June 22, 2011 under “Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.